As filed with the Securities and Exchange Commission on November 17, 2006
Registration Statement No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________

FLORIDA POWER & LIGHT COMPANY
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	59-0247775 (I.R.S. Employer Identification No.)
____________

700 Universe Boulevard
Juno Beach, Florida 33408
(561) 694-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

____________

Edward F. Tancer, Esq. Senior Vice President & General Counsel Florida Power & Light Company 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	Thomas R. McGuigan, Esq. Squire, Sanders & Dempsey L.L.P. 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, Florida 33401 (561) 650-7200	Robert J. Reger, Jr., Esq. Thelen Reid & Priest LLP 875 Third Avenue New York, New York 10022 (212) 603-2000
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
____________

It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

Richard L. Harden, Esq.
Hunton & Williams LLP
200 Park Avenue
New York, New York 10166
(212) 309-1000
____________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
____________

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
First Mortgage Bonds, 6.20% Series due June 1, 2036	$300,000,000	100%	$300,000,000	$32,100

(1)   In accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”), the registration fee is based on the book value of Florida Power & Light Company’s outstanding First Mortgage Bonds, 6.20% Series due June 1, 2036, to be cancelled in the exchange transaction hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated November 17, 2006

PROSPECTUS

FLORIDA POWER & LIGHT COMPANY

OFFER TO EXCHANGE

$300,000,000
Registered First Mortgage Bonds,
6.20% Series due June 1, 2036
for any and all
Unregistered First Mortgage Bonds,
6.20% Series due June 1, 2036
_____________________________________

This exchange offer will expire at 5:00 p.m., New York City time, on                                     , unless extended.

Florida Power & Light Company is offering to exchange up to $300,000,000 in aggregate principal amount of its registered First Mortgage Bonds, 6.20% Series due June 1, 2036, which are referred to as the “Exchange Bonds,” for $300,000,000 in aggregate principal amount of its outstanding unregistered First Mortgage Bonds, 6.20% Series due June 1, 2036, which are referred to as the “Original Bonds.” The terms of the Exchange Bonds are identical in all material respect to the terms of the Original Bonds, except that the Exchange Bonds have been registered under the Securities Act of 1933, and, therefore, the terms relating to transfer restriction, registration rights and additional interest applicable to the Original Bonds are not applicable to the Exchange Bonds, and the Exchange Bonds will bear a different CUSIP number. In this prospectus, any Original Bonds that are not exchanged for Exchange Bonds are referred to as the “Remaining Original Bonds.”

•
Florida Power & Light Company will accept any and all Original Bonds that are validly tendered and not validly withdrawn on or before the expiration of this exchange offer. See the procedures for tendering the Original Bonds under “The Exchange Offer” beginning on page 9 of this prospectus.

•	Tenders of Original Bonds may be validly withdrawn at any time prior to expiration of this exchange offer.
•	If you fail to tender your Original Bonds, you will continue to hold unregistered, restricted securities, and your ability to transfer them may be adversely affected.
•	The exchange of Original Bonds for Exchange Bonds will not be a taxable event for United States federal income tax purposes.
•	Original Bonds may be exchanged for the Exchange Bonds only in denominations of $1,000 and integral multiples of $1,000.
•	No public market currently exists for the Exchange Bonds. Florida Power & Light Company does not intend to list the Exchange Bonds on any securities exchange.

Each broker-dealer that receives Exchange Bonds for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Bonds. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Original Bonds where the Original Bonds were acquired by the broker-dealer as a result of market-making activities or other trading activities. Florida Power & Light Company has agreed that, for a period of 90 days following the consummation of this exchange offer, Florida Power & Light Company will make this prospectus available for use in connection with any such resale of Exchange Bonds. See “Plan of Distribution” beginning on page 31 of this prospectus.

Each holder of Original Bonds wishing to accept this exchange offer must effect a tender of Original Bonds by book-entry transfer into the exchange agent’s account at The Depository Trust Company. All deliveries are at the risk of the holder. You can find more detailed instructions concerning delivery under “The Exchange Offer” beginning on page 9.

See “Risk Factors” beginning on page 3 of this prospectus to read about certain factors you should consider in connection with this exchange offer.
_____________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this entire document and the accompanying letter of transmittal and related documents and any amendments or supplements carefully before making your decision to participate in this exchange offer.

The date of this prospectus is                         ,           .

The information in this prospectus is not complete and may be changed. Florida Power & Light Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the solicitation, offer or sale is not permitted.

You should rely only on the information included or incorporated by reference in this prospectus or in any prospectus supplement. Florida Power & Light Company (“FPL”) has not authorized anyone to provide you with additional or different information. FPL is not making an offer to exchange the Original Bonds discussed in this prospectus in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10019. Oral requests should be made by telephoning (212) 603-2000. In order to obtain timely delivery, you must request the information no later than                      ,             , which is five business days before the expiration date of this exchange offer.

RISK FACTORS

Before participating in this exchange offer, investors should carefully consider the following risk factors together with the risk factors and other information incorporated by reference or provided in this prospectus or in any prospectus supplement in order to determine whether to participate in this exchange offer.

Risks relating to FPL’s business

FPL is subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including initiatives regarding deregulation and restructuring of the energy industry and environmental matters. FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements. These factors may have a negative impact on the business and results of operations of FPL.

FPL is subject to complex laws and regulations, and to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, the Public Utility Holding Company Act of 2005, the Federal Power Act, the Atomic Energy Act of 1954, the Energy Policy Act of 2005 and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission, and the U.S. Nuclear Regulatory Commission, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The Florida Public Service Commission has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred. The regulatory process generally restricts FPL’s ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

FPL is subject to extensive federal, state and local environmental statutes as well as the effect of changes in or additions to applicable statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

FPL operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation or restructuring of the production and sale of electricity. FPL will need to adapt to these changes and may face increasing competitive pressure.

FPL’s results of operations could be affected by its ability to renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of power generation facilities, including nuclear facilities, involve significant risks that could adversely affect the results of operations and financial condition of FPL.

The operation and maintenance of power generation facilities involve many risks, including, but not limited to, start up risks, breakdown or failure of equipment, transmission lines or pipelines, the inability to properly manage or mitigate known equipment defects throughout our generation fleets unless and until such defects are remedied, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency. This could result in lost revenues and/or increased expenses, including, but not limited to, the requirement to purchase power in the market at potentially higher prices to meet contractual obligations. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL’s nuclear units face certain risks that are unique to the nuclear industry including, but not limited to, the ability to store and/or dispose of spent nuclear fuel, the potential payment of significant retrospective insurance premiums, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL’s plants, or at the plants of other nuclear operators.

The construction of, and capital improvements to, power generation facilities involve substantial risks. Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL could be adversely affected.

FPL’s ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of its investment in the project or improvement.

The use of derivative contracts by FPL in the normal course of business could result in financial losses that negatively impact the results of operations of FPL.

FPL uses derivative instruments, such as swaps, options and forwards to manage its commodity and financial market risks. FPL could recognize financial losses if a counterparty fails to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management’s judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. In addition, FPL’s use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the Florida Public Service Commission.

Because FPL and FPL Group, Inc. rely on access to capital markets, the inability to maintain current credit ratings and access capital markets on favorable terms may limit the ability of FPL to grow its business and would likely increase interest costs.

FPL as well as FPL Group, Inc. (“FPL Group”) which owns all of the common stock of FPL, rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL and FPL Group to maintain their current credit ratings could affect FPL’s ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL’s ability to grow its business and would likely increase its interest costs.

Customer growth in FPL’s service area affects its results of operations.

FPL’s results of operations are affected by the growth in customer accounts in FPL’s service area. Customer growth can be affected by population growth as well as economic factors in Florida, including job and income growth, housing starts and new home prices. Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL’s results of operations.

FPL’s results of operations are affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities. FPL’s results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred. Recovery of these costs is subject to Florida Public Service Commission approval.

FPL is subject to costs and other effects of legal proceedings as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

FPL is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

Threats of terrorism and catastrophic events that could result from terrorism may impact the operations of FPL in unpredictable ways.

FPL is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

FPL’s ability to obtain insurance and the terms of any available insurance coverage could be affected by national, state or local events and company-specific events.

FPL’s ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL is subject to employee workforce factors that could affect the business and financial condition of FPL.

FPL is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the business and financial condition of FPL.

Risk related to this exchange offer

If you fail to exchange Original Bonds, they will remain subject to transfer restrictions.

The Remaining Original Bonds will continue to be subject to restrictions on their transfer in accordance with the Securities Act of 1933 (“Securities Act”). After the expiration of this exchange offer, holders of the Remaining Original Bonds will not have any further rights to have those Remaining Original Bonds registered under the Securities Act, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker-dealers and holders, other than broker-dealers, (i) that were not permitted by applicable law or interpretations of the staff of the Securities and Exchange Commission (“SEC”), to participate in this exchange offer or (ii) that participated in this exchange offer but did not receive freely tradeable Exchange Bonds on the date of the exchange. The value of the Remaining Original Bonds could be adversely affected by the conclusion of this exchange offer. There may be no market for the Remaining Original Bonds and thus you may be unable to sell those bonds.

Late deliveries of Original Bonds and other required documents could prevent you from exchanging your Original Bonds.

Bondholders are responsible for complying with all exchange offer procedures. The issuance of Exchange Bonds will only occur upon the proper and timely completion of the procedures described under “The Exchange Offer.” Therefore, holders of Original Bonds that wish to exchange Original Bonds for Exchange Bonds should allow sufficient time for the timely completion of the exchange offer procedures. Neither FPL nor the exchange agent is obligated to notify you of any failure to follow the proper exchange offer procedures.

If you are a broker-dealer, your ability to transfer the Exchange Bonds may be restricted.

A broker-dealer that purchased Original Bonds for its own account as part of market-making or trading activities must deliver a prospectus when it sells the Exchange Bonds. FPL’s obligation to make this prospectus available to broker-dealers is limited. Consequently, FPL cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Bonds.

FLORIDA POWER & LIGHT COMPANY

FPL was incorporated under the laws of Florida in 1925 and is a rate-regulated utility engaged primarily in the generation, transmission, distribution and sale of electric energy. FPL supplies electric service throughout most of the east and lower west coasts of the State of Florida, serving a population of more than 8 million. During 2005, FPL served approximately 4.3 million customer accounts. FPL is a wholly-owned subsidiary of FPL Group.

FPL’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-04205.

USE OF PROCEEDS

FPL will not receive any cash proceeds from the issuance of the Exchange Bonds. In exchange for issuing the Exchange Bonds as described in this prospectus, FPL will receive an equal aggregate principal amount of Original Bonds, which will be cancelled.

FPL received approximately $295.8 million of net proceeds from the sale of the Original Bonds in April 2006. FPL used the proceeds to repay a portion of FPL’s short-term borrowings and for other corporate purposes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table shows FPL’s consolidated ratio of earnings to fixed charges for each of its last five fiscal years:

Years Ended December 31,
2005	2004	2003	2002	2001
5.74	6.74	7.23	7.47	6.44

FPL’s consolidated ratio of earnings to fixed charges for the nine months ended September 30, 2006 was 5.29.

SELECTED FINANCIAL DATA

The following material is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus or in any prospectus supplement. The selected financial data in the following table sets forth consolidated balance sheet data as of, and consolidated operating data for the nine months ended, September 30, 2006 and 2005, derived from FPL’s unaudited condensed financial statements, and each of the fiscal years in the five-year period ending December 31, 2005 derived from FPL’s consolidated financial statements audited by Deloitte & Touche LLP, independent registered public accounting firm. In the opinion of FPL, all adjustments (consisting of normal recurring accruals) considered necessary for a fair financial statement presentation of the results of operations for the nine months ended September 30, 2006 and 2005 have been made. The income statement data for an interim period generally will not give a true indication of the results that may be expected for an entire year.

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
(millions):
Operating revenues	$9,096	$7,230	$9,528	$8,734	$8,293	$7,378	$7,477
Net income available to FPL Group	$632	$624	$748	$749	$733	$717	$679(b )
Total assets (a)	$23,150	$23,199	$22,726	$19,114	$17,817	$16,032	$15,174
Long-term debt, excluding current maturities (a)	$4,213	$3,271	$3,271	$2,813	$3,074	$2,364	$2,579
Energy sales (kwh)			105,648	103,635	103,202	98,605	93,488
Energy sales:
Residential			51.4%	50.7%	51.8%	51.6%	50.9%
Commercial			41.1	40.6	40.1	40.6	40.6
Industrial			3.7	3.8	3.9	4.1	4.4
Interchange power sales			2.0	2.9	2.3	1.8	2.2
Other (c)			1.8	2.0	1.9	1.9	1.9
Total			100.0%	100.0%	100.0%	100.0%	100.0%
Approximate 60-minute peak load (megawatt): (d)
Summer season			22,361	20,545	19,668	19,219	18,754
Winter season			19,682	18,108	15,989	20,190	17,585
Average number of customer accounts (thousands):
Residential			3,828	3,745	3,653	3,566	3,491
Commercial			470	458	445	435	427
Industrial			20	19	17	16	15
Other			4	3	2	3	2
Total			4,322	4,225	4,117	4,020	3,935
Average price per kilowatt-hour (cents) (e)			8.88	8.36	7.95	7.32	8.05
__________________
(a)   Reflects the adoption of Financial Accounting Standards Board Interpretation No. 46 in July 2003.
(b)   Includes merger-related expenses.
(c)   Includes the net change in unbilled sales.
(d)   Winter season includes November and December of the current year and January to March of the following year.
(e)   Excludes interchange power sales, net change in unbilled revenues, deferrals/recoveries under cost recovery clauses and a provision, if any, for retail rate refund.

WHERE YOU CAN FIND MORE INFORMATION

FPL files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL.

INCORPORATION BY REFERENCE

The SEC allows FPL to “incorporate by reference” the information that FPL files with the SEC, which means that FPL may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that FPL files in the future with the SEC will automatically update and supersede this information. FPL is incorporating by reference the documents listed below and any future filings FPL makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of that registration statement, as well as after the date of this prospectus until FPL consummates the exchange offer:

(1)	FPL’s Annual Report on Form 10-K for the year ended December 31, 2005;

(2)	FPL’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

(3)	FPL’s Current Reports on Form 8-K filed with the SEC on January 5, 2006, April 24, 2006, May 19, 2006, May 26, 2006 and October 25, 2006.

You may request a copy of these documents, at no cost to you, by writing or calling Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10022, (212) 603-2000. FPL will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. In order to obtain timely delivery, you must request information no later than                     ,            , five business days before the expiration of this exchange offer.

FPL is providing to each person to whom it is delivering this prospectus a copy of its Annual Report on Form 10-K for the year ended December 31, 2005 and a copy of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

FORWARD-LOOKING STATEMENTS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL is hereby filing cautionary statements identifying important factors that could cause FPL’s actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “could,” “estimated,” “may,” “plan,” “potential,” “projection,” “target,” “outlook”) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the specific factors discussed in “Risk Factors” herein and in the reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on FPL’s operations and financial results, and could cause FPL’s actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL.

Any forward-looking statement speaks only as of the date on which that statement is made, and FPL does not undertake any obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The issues and associated risks and uncertainties discussed in “Risk Factors” herein and in the reports that are incorporated herein by reference are not the only ones FPL may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with those additional issues could impair FPL’s business in the future.

THE EXCHANGE OFFER

FPL is offering to exchange up to $300,000,000 in aggregate principal amount of Exchange Bonds for the same aggregate principal amount of Original Bonds, validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. Unlike the Original Bonds, the Exchange Bonds will be registered under the Securities Act. FPL is making this exchange offer for all of the Original Bonds. Your participation in this exchange offer is voluntary, and you should carefully consider whether to accept this offer.

As of the date of this prospectus, $300,000,000 in aggregate principal amount of Original Bonds are outstanding. FPL’s obligations to accept Original Bonds for Exchange Bonds pursuant to this exchange offer are limited by the conditions listed below under “—Conditions to the Exchange Offer.” FPL currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

On April 24, 2006, FPL issued and sold $300,000,000 in aggregate principal amount of its First Mortgage Bonds, 6.20% Series due June 1, 2036 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Bonds subsequently resold the Original Bonds to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Because the transactions were exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer Original Bonds only if the Original Bonds are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the issuance and sale of the Original Bonds, FPL entered into a registration rights agreement with the initial purchasers of the Original Bonds, in which FPL agreed to

(1)
cause to be filed with the SEC an exchange offer registration statement with respect to this exchange offer and the issuance and delivery to the holders, in exchange for the Original Bonds, of a like principal amount of Exchange Bonds;

(2)
use its reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act within 330 days of the closing of the offering of the Original Bonds (March 20, 2007);

(3)	upon the effectiveness of the exchange offer registration statement, promptly offer the Exchange Bonds in exchange for the surrender of the Original Bonds;

(4)
use its reasonable efforts to keep the exchange offer open for acceptance for a period of not less than 30 days, or longer if required by applicable law, after the date notice of the exchange offer is first mailed to the holders of the Original Bonds; and

(5)	use its reasonable efforts to consummate the exchange offer within 360 days of the closing of the offering of the Original Bonds (April 19, 2007).

The registration rights agreement also provides that if:

(1)
the exchange offer registration statement has not become effective under the Securities Act within 330 days after the closing of the offering of the Original Bonds (unless FPL is not permitted to effect the exchange offer because the exchange offer is not permitted because of a change in law, regulation or applicable interpretation by the staff of the SEC);

(2)	the exchange offer is not consummated within 360 days after the closing of the offering of the Original Bonds (unless FPL is not permitted to effect an exchange offer as specified in (1) above);

(3)
a shelf registration statement ((a) with respect to all Original Bonds if FPL is not permitted to effect an exchange offer as specified in (1) above and (b) with respect to Original Bonds not eligible to be exchanged for Exchange Bonds in the exchange offer, or with respect to Original Bonds or Exchange Bonds held by any holder that is not permitted by law, regulation or applicable interpretation of the staff of the SEC to participate in the exchange offer, or any holder who participates in the exchange offer but does not receive Exchange Bonds in the exchange offer which such holder could sell without compliance with the prospectus delivery requirements of the Securities Act) has not become effective under the Securities Act within the later of (i) 180 days after being required or requested to file a shelf registration statement and (ii) 360 days after the closing of the offering of the Original Bonds; or

(4)
after the exchange offer registration statement or the shelf registration statement, as the case may be, becomes effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Original Bonds or Exchange Bonds as provided in and during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4), a “Registration Default”), then additional interest will accrue on the Original Bonds and the Exchange Bonds, as the case may be, in addition to the rate shown on the cover page of this prospectus, from and including the date on which any such Registration Default shall have occurred to, but excluding, the date on which the Registration Defaults have been cured, or if earlier, the date on which the Original Bonds may first be resold in reliance on Rule 144(k) under the Securities Act, at the rate of 0.25% per annum (“Additional Interest Rate”); provided, however, that the Additional Interest Rate on the Original Bonds may not exceed 0.25% per annum even if there are multiple Registration Defaults. Such additional interest will be payable on the interest payment dates in addition to any other interest payable from time to time with respect to the Original Bonds and the Exchange Bonds and will be payable on interest payment dates in the same manner as ordinary interest. See “Description of the Exchange Bonds—Interest and Payment” below for a description of the interest payment dates.

The Exchange Bonds will be issued in a like principal amount and will be identical in all material respects to the Original Bonds, except that the Exchange Bonds will be registered under the Securities Act, and, therefore, the terms relating to transfer restrictions, registration rights and additional interest applicable to the Original Bonds are not applicable to the Exchange Bonds, and the Exchange Bonds will bear a different CUSIP number.

A copy of the registration rights agreement has been filed previously with the SEC and is an exhibit to the exchange offer registration statement filed with the SEC of which this prospectus is a part. FPL is making this exchange offer to satisfy its obligations under the registration rights agreement. Holders of Original Bonds who do not tender their Original Bonds or whose Original Bonds are tendered but not accepted will have to rely on an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws in order to resell or otherwise transfer their Original Bonds.

Resale of Exchange Bonds

FPL has not requested, and does not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Bonds issued pursuant to this exchange offer in exchange for the Original Bonds may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, FPL believes that the Exchange Bonds to be issued pursuant to this exchange offer in exchange for Original Bonds may be offered for resale, resold and otherwise transferred by any holder of Exchange Bonds, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery requirements of the Securities Act. Any purchaser of the Original Bonds, however, who is an affiliate of FPL or who intends to participate in this exchange offer for the purpose of distributing the Exchange Bonds, or any participating broker-dealer who purchased the Original Bonds for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act

•	will not be able to rely on the interpretations by the staff of the SEC set forth on the above-mentioned no-action letters;

•	will not be able to tender its Original Bonds in the exchange offer; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Bonds, unless the sale or transfer is made under an exemption from those requirements.

Because the SEC has not considered FPL’s exchange offer in the context of a no-action letter, FPL cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Bonds as it has in other interpretations to third parties. In the event that FPL’s belief is not correct, holders of the Exchange Bonds who transfer Exchange Bonds in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the Securities Act may incur liability under the Securities Act. FPL will not assume or indemnify holders against any such liability.

Each broker-dealer that receives Exchange Bonds for its own account in exchange for Original Bonds, where the Original Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, must agree to deliver a prospectus in connection with any resale of these Exchange Bonds. These broker-dealers may use this prospectus for this purpose. Each of these broker-dealers may be deemed to be an “underwriter” within the meaning of the Securities Act.

FPL has not entered into any arrangement or understanding with any person to distribute the Exchange Bonds to be received in this exchange offer.

The term “holder” with respect to this exchange offer means any person in whose name Original Bonds are registered on FPL’s books, any other person who has obtained a properly completed assignment from the registered holder or any participant in The Depository Trust Company (“DTC”) whose Original Bonds are held of record by DTC.

Any holder that is not able to make representations as to its non-affiliate and non-broker-dealer status or certain other representations set forth in the related letter of transmittal will not be entitled to participate in this exchange offer and, therefore, will not be permitted to exchange its Original Bonds for Exchange Bonds. See “Plan of Distribution.”

This exchange offer is not being made to, nor will FPL accept tenders for exchange from, holders of Original Bonds in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, FPL will accept any and all Original Bonds validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the date the exchange offer expires. Holders may tender their Original Bonds in whole or in part only in denominations of $1,000 and integral multiples of $1,000. For each Original Bond accepted for exchange, the holder of the Original Bond will receive an Exchange Bond having a principal amount equal to that of the surrendered Original Bond.

The form and terms of the Exchange Bonds will be substantially identical to the form and terms of the Original Bonds, except the Exchange Bonds:

(i)	will be registered under the Securities Act;

(ii)	will not bear legends restricting their transfer;

(iii)	will bear a different CUSIP number; and

(iv)	will not be entitled to the rights of holders of Original Bonds under the registration rights agreement, including additional interest.

The Exchange Bonds will evidence the same debt as the Original Bonds. The Exchange Bonds will be issued under and entitled to the benefits of the Mortgage, as defined below under “Description of the Exchange Bonds—General,” under which the Original Bonds were issued such that the Exchange Bonds and the Original Bonds will be treated as a single series of first mortgage bonds under the Mortgage.

This exchange offer is not conditioned upon any minimum aggregate principal amount of Original Bonds being tendered for exchange. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding Original Bonds. There will be no fixed record date for determining registered holders of Original Bonds entitled to participate in this exchange offer.

No interest will be paid in connection with this exchange offer. Interest on the Exchange Bonds will accrue from and including the last date on which interest has been paid on the Original Bonds, but, if no interest has been paid on such Original Bonds, then from the date of their original issue. Accordingly, the holders of Original Bonds that are accepted for exchange will not receive accrued but unpaid interest on those Original Bonds at the time of tender or exchange. Rather, any accrued and unpaid interest on those Original Bonds exchanged for Exchange Bonds will be paid on the Exchange Bonds on the first interest payment date after the expiration of the exchange offer, to holders of record of the Exchange Bonds as of the record date for payment of such interest See “Description of the Exchange Bonds—Interest and Payment,” below.

FPL will be deemed to have accepted validly tendered Original Bonds for exchange when it shall have given oral notice, promptly confirmed in writing, or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Bonds from FPL.

If any tendered Original Bonds are not accepted for exchange because of an invalid tender or the occurrence of any of the conditions under “—Conditions to the Exchange Offer” below, the tendered Original Bonds will be returned, without expense, to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                    ,           , unless extended. If extended, “expiration date” shall refer to the latest date and time to which the exchange offer is extended.

FPL will notify the exchange agent of any extension of the current expiration date by oral notice, promptly confirmed in writing, or written notice and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously-scheduled expiration date.

FPL reserves the right, in its reasonable discretion,

•
to delay accepting any Original Bonds subsequent to the expiration date only if the delay is in anticipation of receiving any necessary governmental approvals, to extend this exchange offer, or to terminate this exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” shall not have been satisfied, by giving oral notice, promptly confirmed in writing, or written notice of such delay, extension or termination to the exchange agent, or

•	to amend the terms of this exchange offer in any manner.

Any such delay, extension, termination or amendment will be followed as promptly as practicable either by a press release or by oral notice, promptly confirmed in writing, or written notice thereof to the registered holders. If FPL amends this exchange offer in a manner that FPL determines, in its reasonable discretion, constitutes a material change, FPL will promptly disclose the material change by means of a prospectus supplement. FPL will distribute the prospectus supplement to the registered holders of Original Bonds, and will extend this exchange offer to the extent required by law.

Upon satisfaction or waiver of all the conditions to this exchange offer, FPL will accept, promptly after the expiration date, all Original Bonds validly tendered and not validly withdrawn and will promptly issue the Exchange Bonds after the expiration date. See “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, FPL will be deemed to have accepted validly tendered Original Bonds for exchange when it shall have given oral notice, promptly confirmed in writing, or written notice thereof to the exchange agent.

Original Bonds that are not accepted for exchange and Original Bonds to the extent they represent a greater principal amount than the tendering holder desires to exchange will be returned, without expense, to the tendering holder promptly after the expiration or termination of this exchange offer.

Procedures for Tendering Original Bonds

Valid Tender

Except as set forth below, in order for Original Bonds to be validly tendered pursuant to this exchange offer, either (i) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof) or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC’s Automated Tender Offer Program (“ATOP”) for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under “—Exchange Agent” below at or prior to 5:00 p.m., New York City time, on the expiration date and (b) tendered Original Bonds must be received by the exchange agent, or such Original Bonds must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case at or prior to 5:00 p.m., New York City time, on the expiration date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

If less than all of the Original Bonds are tendered, a tendering holder should fill in the amount of Original Bonds being tendered in the appropriate box on the letter of transmittal. The entire amount of Original Bonds delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by FPL, evidence satisfactory to FPL of such person’s authority to so act also must be submitted.

Any beneficial owner of Original Bonds that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in this exchange offer.

The method of delivering Original Bonds, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Original Bond, letter of transmittal or other required document should be sent to FPL. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect these transactions for them.

The tender by a holder that is not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date will constitute an agreement between the holder and FPL in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Book-Entry Transfer

The exchange agent has established an account with respect to the Original Bonds at DTC for purposes of this exchange offer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender Original Bonds. Any participant in DTC may make book-entry delivery of Original Bonds by causing DTC to transfer the Original Bonds into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the Original Bonds so tendered will be made only after a book-entry confirmation of such book-entry transfer of Original Bonds into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Original Bonds that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that FPL may enforce that agreement against the participant.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees

Certificates for Original Bonds need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (i) a certificate for Original Bonds is registered in a name other than that of the person surrendering the certificate or (ii) a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal. In the case of (i) or (ii) above, such certificates for Original Bonds must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934 as an “eligible guarantor institution,” including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency or (v) a savings association that is a participant in a Securities Transfer Association recognized program (each an “Eligible Institution”), unless an Original Bond is surrendered for the account of an Eligible Institution. See Instruction 2 to the letter of transmittal.

Guaranteed Delivery

If a holder desires to tender Original Bonds pursuant to this exchange offer and the certificates for such Original Bonds are not immediately available or time will not permit all required documents to reach the exchange agent on or before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Bonds may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

(i)	such tenders are made by or through an Eligible Institution;

(ii)
prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of Original Bonds and the amount of Original Bonds tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Bonds, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

(iii)
the certificates (or book-entry confirmation) representing all tendered Original Bonds, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

Determination of Validity

FPL will determine in its reasonable discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Bonds. FPL’s determination will be final and binding. FPL reserves the absolute right to reject any Original Bonds not validly tendered or any tendered Original Bonds the acceptance of which would, in the opinion of its counsel, be unlawful. FPL also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Bonds. FPL’s interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Bonds must be cured within the time that FPL determines. Although FPL intends to notify holders of defects or irregularities with respect to tenders of Original Bonds, neither FPL, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Original Bonds will not be deemed made until those defects or irregularities have been cured or waived. Any Original Bonds received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer.

Withdrawal Rights

You may withdraw your tender of Original Bonds at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of

DTC, or a written notice of withdrawal, sent by telegram, telex, facsimile transmission, or letter received before 5:00 p.m., New York City time, on the expiration date.

Any notice of withdrawal must:

(i)	specify the name of the person that tendered the Original Bonds to be withdrawn;

(ii)	identify the Original Bonds to be withdrawn, including the certificate number or numbers (if in certificated form) and principal amount of such Original Bonds;

(iii)	include a statement that the holder is withdrawing its election to have the Original Bonds exchanged;

(iv)
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Bonds were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the Mortgage register the transfer of the Original Bonds into the name of the person withdrawing the tender; and

(v)	specify the name in which any of the Original Bonds are to be registered, if different from that of the person that tendered the Original Bonds.

The exchange agent will return the properly withdrawn Original Bonds promptly following receipt of a notice of withdrawal. If Original Bonds have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Bonds or otherwise comply with DTC’s procedures.

Any Original Bonds withdrawn will not have been validly tendered for exchange for purposes of this exchange offer. Any Original Bonds that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. In the case of Original Bonds tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to its book-entry transfer procedures, the Original Bonds will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Original Bonds may be retendered by following one of the procedures described under “—Procedures for Tendering Original Bonds” above at any time on or before the expiration date.

Acceptance of Original Bonds for Exchange; Delivery of Exchange Bonds

Upon satisfaction or waiver of all of the conditions to this exchange offer, FPL will accept, promptly after the exchange date, all Original Bonds validly tendered and will issue the Exchange Bonds promptly after the acceptance. See “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, FPL will be deemed to have accepted validly tendered Original Bonds for exchange when it shall have given oral notice, promptly confirmed in writing, or written notice to the exchange agent.

For each Original Bond accepted for exchange, the holder of the Original Bond will receive an Exchange Bond having a principal amount at maturity equal to that of the surrendered Original Bond. The Exchange Bonds will be delivered on the earliest practicable date following the exchange date.

In all cases, delivery of Exchange Bonds in exchange for Original Bonds tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of:

(i)	Original Bonds or a book-entry confirmation of a book-entry transfer of Original Bonds into the exchange agent’s account at DTC;

(ii)
a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through ATOP with any required signature guarantees; and

(iii)	any other documents required by the letter of transmittal.

Conditions to the Exchange Offer

FPL is required to accept for exchange, and to issue Exchange Bonds in exchange for, any Original Bonds duly tendered and not validly withdrawn pursuant to this exchange offer and in accordance with the terms of this prospectus and the accompanying letter of transmittal.

FPL will not be required to accept for exchange, or to issue Exchange Bonds in exchange for, any Original Bonds, if:

•	this exchange offer, or the making of any exchange by a holder, would violate applicable law, regulation or any applicable interpretation of the staff of the SEC;

•	the Original Bonds are not tendered in accordance with the terms of this exchange offer;

•
the holder of Original Bonds exchanged in this exchange offer has not represented that all Exchange Bonds to be received by it shall be acquired in the ordinary course of its business, that it is not an affiliate of FPL and that at the time of the consummation of this exchange offer it shall have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the Exchange Bonds and shall not have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of the registration statement of which this prospectus is a part available; or

•
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in FPL’s judgment, would reasonably be expected to impair FPL’s ability to proceed with this exchange offer.

In addition, FPL will not be obligated to accept for exchange the Original Bonds of any holder who has not made to FPL the representations described under “The Exchange Offer—Resale of Exchange Bonds” and “Plan of Distribution.”

If FPL determines in its reasonable discretion that any of the above conditions exist, FPL may:

•	refuse to accept any tendered Original Bonds to which the above conditions apply and promptly return all such previously tendered Original Bonds to the tendering holders;

•
extend this exchange offer and retain all Original Bonds tendered prior to the expiration date, subject, however, to the rights of holders who tendered the Original Bonds to withdraw their tendered Original Bonds; or

•
waive the unsatisfied conditions with respect to this exchange offer and accept all validly tendered Original Bonds which have not been validly withdrawn. If the waiver constitutes a material change to this exchange offer, FPL will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and FPL will extend this exchange offer to the extent required by law.

Exchange Bonds will only be issued after the exchange agent timely receives (1) a properly completed and duly executed letter of transmittal (or facsimile or an agent’s message in lieu thereof) and (2) all other required documents. FPL reserves the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer; however, FPL will not waive any condition with respect to an individual holder unless FPL waives the condition for all holders.

In addition, FPL will not accept for exchange any Original Bonds tendered, and no Exchange Bonds will be issued in exchange for those Original Bonds, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Mortgage under the Trust Indenture Act of 1939. In any of those events FPL is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

FPL has appointed Deutsche Bank Trust Company Americas as the exchange agent for this exchange offer. You should direct questions and requests for assistance, in each case, with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal, requests for the notice of guaranteed delivery with respect to the exchange of the Original Bonds, and deliver all executed letters of transmittal, to the exchange agent at the addresses listed below:
By Hand or Overnight Delivery:	By Registered or Certified Mail:
DB Services Tennessee, Inc. Trust and Securities Services Reorganization Unit 648 Grassmere Park Road Nashville, TN 37211	DB Services Tennessee, Inc. Trust and Securities Services Reorganization Unit P.O. Box 292737 Nashville, TN 37229-2737
By Facsimile Transmission:	For Information:
(615) 835-3701 to confirm by telephone (800) 735-7777	(800) 735-7777 or SPU-Reorg.Operations@db.com

Delivery to an address other than as listed above, or transmissions to a facsimile number other than as listed above, will not constitute a valid delivery.

Deutsche Bank Trust Company Americas is the trustee under the Mortgage governing the Original Bonds and the Exchange Bonds.

Solicitation of Tenders; Fees and Expenses

FPL will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and employees of FPL and of its affiliates.

FPL has not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. However, FPL will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer.

FPL will pay the estimated cash expenses to be incurred in connection with this exchange offer, including the following:

(i)	fees and expenses of the exchange agent and the trustee;

(ii)	SEC registration fees;

(iii)	accounting and legal fees, including fees of one counsel for the holders of the Original Bonds; and

(iv)	printing and mailing expenses.

Transfer Taxes

FPL will pay all transfer taxes, if any, applicable to the exchange of Original Bonds under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

(i)
certificates representing Original Bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Bonds tendered;

(ii)	Exchange Bonds are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Bonds tendered;

(iii)	tendered Original Bonds are registered in the name of any person other than the person signing the letter of transmittal; or

(iv)	a transfer tax is imposed for any reason other than the exchange of Original Bonds under this exchange offer.

If satisfactory evidence of payment of such transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

FPL will record the Exchange Bonds at the same carrying value as the Original Bonds for which they are exchanged, which is the aggregate principal amount of the tendered Original Bonds as reflected in FPL’s accounting records on the date this exchange offer is completed. Accordingly, FPL will not recognize any gain or loss for accounting purposes upon the exchange of Exchange Bonds for Original Bonds. FPL will amortize the expenses incurred in connection with the issuance of the Exchange Bonds over the term of the Exchange Bonds.

Appraisal or Dissenters’ Rights

Holders of the Original Bonds will not have appraisal or dissenters’ rights in connection with this exchange offer.

Miscellaneous

FPL reserves the right in its sole discretion to purchase or make offers for any Original Bonds that remain outstanding subsequent to the expiration date or, as set forth above under “—Conditions to the Exchange Offer,” to terminate this exchange offer and, to the extent permitted by applicable law, purchase Remaining Original Bonds in the open market, in privately negotiated transactions or otherwise. The terms of these purchases or offers could differ from the terms of this exchange offer.

Consequences of Failure to Exchange

If you do not exchange your Original Bonds for Exchange Bonds pursuant to this exchange offer, you will continue to be subject to the restrictions on transfer of the Original Bonds as described in the legend on the Original Bonds. In general, the Original Bonds may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Your participation in this exchange offer is voluntary, and you should carefully consider whether to participate. FPL urges you to consult your financial and tax advisors in making a decision whether or not to tender your Original Bonds. Please see “Material United States Federal Income Tax Consequences” below.

As a result of the making of, and upon acceptance for exchange of all validly tendered Original Bonds pursuant to the terms of, this exchange offer, FPL will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Original Bonds in this exchange offer, you will be entitled to all of the rights and limitations applicable to the Original Bonds under the Mortgage, except for any rights under the Mortgage or the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require FPL to register your Original Bonds or pay additional interest. To the extent that Original Bonds are tendered and accepted in this exchange offer, the trading market for untendered, or tendered but unaccepted, Original Bonds could be adversely affected. Please see “Risk Factors” above.

FPL may in the future seek to acquire Remaining Original Bonds in open market or privately negotiated transactions through subsequent exchange offers or otherwise. However, FPL has no present plans to acquire any Original Bonds that are not tendered in this exchange offer or to file a registration statement to permit resales of any Remaining Original Bonds.

Holders of Original Bonds that remain outstanding after consummation of this exchange offer will vote together with any issued Exchange Bonds as a single series for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Mortgage.

DESCRIPTION OF THE EXCHANGE BONDS

General. FPL will issue up to $300,000,000 aggregate principal amount of the Exchange Bonds in exchange for the same aggregate principal amount of the Original Bonds. The Exchange Bonds and the Original Bonds will constitute a single series of first mortgage bonds issued under FPL’s Mortgage and Deed of Trust dated as of January 1, 1944, with Deutsche Bank Trust Company Americas, as Trustee, which has been amended and supplemented in the past and may be supplemented prior to this exchange. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “Mortgage.” All first mortgage bonds issued or to be issued under the Mortgage, including the Original Bonds and the Exchange Bonds, are referred to herein as “First Mortgage Bonds.” The One Hundred Tenth Supplemental Indenture, dated as of April 1, 2006, supplements the Mortgage and establishes the specific terms of the Original Bonds and the Exchange Bonds.

This section briefly summarizes some of the terms of the Exchange Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in the prospectus but that are defined in the Mortgage. This summary is not complete. You should read this summary together with the Mortgage and the supplemental indenture establishing the Exchange Bonds for a complete understanding of all the provisions. The Mortgage and the supplemental indenture have been previously filed with the SEC, and are exhibits to the exchange offer registration statement filed with the SEC of which this prospectus is a part. In addition, the Mortgage is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

The Exchange Bonds will be identical in all material respects to the Original Bonds, except that the registration rights and related additional interest provisions and transfer restrictions applicable to the Original Bonds are not applicable to the Exchange Bonds. The Exchange Bonds will be of the same series as the Original Bonds and will be considered a single series (along with any Remaining Original Bonds) for the purposes of any acts of holders such as voting and consents under the Mortgage. To the extent any Original Bonds are not exchanged for Exchange Bonds, those Remaining Original Bonds will remain outstanding and will rank pari passu with the Exchange Bonds. The Remaining Original Bonds will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of the Remaining Original Bonds will not have any further rights to have those bonds registered under the Securities Act, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker-dealers and holders, other than broker-dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or (ii) that participated in the exchange offer but do not receive freely tradeable Exchange Bonds on the date of the exchange. After this exchange offer, holders of the Remaining Original Bonds will not have any rights to additional interest on such Remaining Original Bonds. See “The Exchange Offer—Purpose of the Exchange Offer” for a description of additional interest.

Interest and Payment. FPL will pay interest semi-annually on the Exchange Bonds at 6.20% per year. The Exchange Bonds will mature on June 1, 2036. FPL will pay interest on the Exchange Bonds on June 1 and December 1 of each year (each an “Interest Payment Date”). The record date for interest payable on any Interest Payment Date on the Exchange Bonds shall be the close of business (1) on the business day immediately preceding such Interest Payment Date so long as the Exchange Bonds remain in book-entry only form, or (2) on the 15th calendar day immediately preceding each Interest Payment Date if the Exchange Bonds do not remain in book-entry only form. See “—Book-Entry Only Issuance.”

No interest will be paid in connection with this exchange offer. Interest on the Exchange Bonds will start accruing from and including the last date on which interest has been paid on the Original Bonds, but, if no interest has been paid on such Original Bonds, then from the date of their original issue. Accordingly, the holders of the Original Bonds that are accepted for exchange will not receive accrued but unpaid interest on those Original Bonds at the time of tender or exchange. Rather, any accrued and unpaid interest on those Original Bonds exchanged for Exchange Bonds will be paid on the Exchange Bonds on the first Interest Payment Date after the expiration of the exchange offer. Starting on the first Interest Payment Date after the expiration of the exchange offer, interest on each Exchange Bond will accrue from and including the last Interest Payment Date to which FPL has paid, or duly provided for the payment of, interest on that Exchange Bond to but excluding the next succeeding Interest Payment Date. No interest will accrue on an Exchange Bond for the day that the Exchange Bond matures. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months.

FPL will pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest on the Exchange Bonds at the rate of 6% per year.

The Exchange Bonds will be issued only in denominations of $1,000 and in integral multiples of $1,000. The principal of and interest on the Exchange Bonds will be payable at the office or agency of FPL in the Borough of Manhattan, The City of New York. So long as the Exchange Bonds are solely registered in the name of Cede & Co., as nominee for DTC, FPL will make principal and interest payments to Cede & Co. Disbursement of such payments to the beneficial owners of the Exchange Bonds is the responsibility of DTC, DTC participants and indirect participants in DTC, all as described below under “—Book-Entry Only Issuance.”

Redemption. FPL may redeem any of the Exchange Bonds at its option or if and when required by the Mortgage. FPL may redeem any of the Exchange Bonds at any time or from time to time, on any date prior to their maturity (each a “Redemption Date”). FPL will give notice of its intent to redeem Exchange Bonds at least 30 days prior to a Redemption Date. If FPL redeems all or any part of the Exchange Bonds, it will pay a redemption price (“Redemption Price”) equal to the sum of:

(1)	100% of the principal amount of the Exchange Bonds being redeemed plus

(2)	accrued and unpaid interest thereon, if any, to the Redemption Date plus

(3)	any applicable “make-whole premium.”

The Redemption Price for the Exchange Bonds will never be less than 100% of the principal amount of those Exchange Bonds plus accrued and unpaid interest on those Exchange Bonds to the Redemption Date.

The amount of the make-whole premium with respect to any Exchange Bonds to be redeemed will be equal to the excess, if any, of:

(1)	the sum of the present values, calculated as of the Redemption Date, of:

(a)
each interest payment that, but for such redemption, would have been payable on the Exchange Bonds being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

(b)	the principal amount that, but for such redemption, would have been payable at the final maturity of the Exchange Bonds being redeemed; over

(2)	the principal amount of the Exchange Bonds being redeemed.

The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 15 basis points.

FPL will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that Barclays Capital Inc., J.P. Morgan Securities Inc. or Scotia Capital (USA) Inc. will make such calculation if (1) FPL fails to make such appointment at least 30 days prior to the Redemption Date, or (2) the institution so appointed is unwilling or unable to make such calculation. If Barclays Capital Inc., J.P. Morgan Securities Inc. or Scotia Capital (USA) Inc. is to make such calculation but is unwilling or unable to do so, then the Trustee will appoint an independent investment banking institution of national standing to make such calculation. In any case, the institution making such calculation is referred to in this prospectus as an “Independent Investment Banker.”

For purposes of determining the make-whole premium, “Treasury Yield” means a rate of interest per year equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Exchange Bonds to be redeemed, calculated to the nearest 1/12th of a year (the “Remaining Term”). The Independent Investment Banker will determine the Treasury Yield as of the third business day immediately preceding the applicable Redemption Date.

The Independent Investment Banker will determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Independent Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker will round any weekly average yields so calculated to the nearest 1/100th of 1%, and will round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker will select comparable rates and calculate the Treasury Yield by reference to those rates.

The Mortgage provides that if FPL at any time elects to redeem only a part of the Exchange Bonds, the Trustee will select the particular Exchange Bonds to be redeemed by proration among registered holders of the Exchange Bonds and the Remaining Original Bonds or, in some cases, by such other method that it deems proper as provided in the Mortgage. However, if the Exchange Bonds are solely registered in the name of Cede & Co. and traded through DTC, then DTC will select the Exchange Bonds to be redeemed in accordance with its practices as described below in “—Book-Entry Only Issuance.”

If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt before the Redemption Date and such notice shall be of no effect unless such moneys are received.

Cash deposited under any provisions of the Mortgage (with certain exceptions) may be applied to the purchase of First Mortgage Bonds of any series.

Special Provisions for Retirement of Exchange Bonds. If, during any 12 month period, any governmental body orders FPL to dispose of mortgaged property, or buys mortgaged property from FPL, and FPL receives $10 million or more from the sale or disposition, then, in most cases, FPL must use that money to redeem First Mortgage Bonds. If this occurs, FPL may redeem First Mortgage Bonds of any series that are redeemable at the redemption prices applicable to those First Mortgage Bonds.

Security. The Mortgage secures the Exchange Bonds as well as all other First Mortgage Bonds already issued under the Mortgage and still outstanding. FPL may issue more First Mortgage Bonds in the future and those First Mortgage Bonds will also be secured by the Mortgage. The Mortgage constitutes a first mortgage lien on all of the properties and franchises that FPL owns, except as discussed below.

The lien of the Mortgage is or may be subject to the following:

(1)	leases of minor portions of FPL’s property to others for uses that do not interfere with FPL’s business,

(2)	leases of certain property that is not used in FPL’s electric business,

(3)	Excepted Encumbrances, which include certain tax and real estate liens, and specified rights, easements, restrictions and other obligations, and

(4)	vendors’ liens, purchase money mortgages and liens on property that already exist at the time FPL acquires that property.

The Mortgage does not create a lien on the following “excepted property”:

(1)	cash and securities,

(2)	certain equipment, materials or supplies and fuel (including nuclear fuel unless it is expressly subjected to the lien of the Mortgage),

(3)	automobiles and other vehicles,

(4)	receivables, contracts, leases and operating agreements,

(5)	materials or products, including electric energy, that FPL generates, produces or purchases for sale or use by FPL, and

(6)	timber, minerals, mineral rights and royalties.

The Mortgage will generally also create a lien on property that FPL acquires after the date of this prospectus, other than “excepted property.” However, if FPL consolidates or merges with, or sells substantially all of its assets to, another corporation, the lien created by the Mortgage will generally not cover the property of the successor company, other than the property that it acquires from FPL and improvements, replacements and additions to that property.

The Mortgage provides that the Trustee has a lien on the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the Exchange Bonds.

Issuance of Additional First Mortgage Bonds. FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below. FPL may issue First Mortgage Bonds from time to time in an amount equal to:

(1)	60% of unfunded Property Additions after adjustments to offset retirements,

(2)	the amount of retired First Mortgage Bonds or Qualified Lien Bonds, and

(3)	the amount of cash that FPL deposits with the Trustee.

Property Additions generally include the following:

(1)	plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, pipe lines, distribution systems, service systems and supply systems,

(2)	nuclear fuel that has been expressly subjected to the lien of the Mortgage,

(3)	railroad cars, barges and other transportation equipment (other than trucks) for the transportation of fuel, and

(4)	other property, real or personal, and improvements, extensions, additions, renewals or replacements located within the United States of America or its coastal waters.

FPL may use any property of the type described in (1) through (4) above as Property Additions whether or not that property is in operation and prior to obtaining permits or licenses relating to that property. Securities, fuel (including nuclear fuel unless expressly subjected to the lien of the Mortgage), automobiles or other vehicles, or property used principally for the production or gathering of natural gas will not qualify as Property Additions. The Mortgage contains restrictions on the issuance of First Mortgage Bonds based on Property Additions that are subject to other liens and upon the increase of the amount of those liens.

In most cases, FPL may not issue First Mortgage Bonds unless it meets the “net earnings” test set forth in the Mortgage, which requires, generally, that FPL’s adjusted net earnings (before income taxes) for 12 consecutive months out of the 15 months preceding the issuance must have been either:

(1)
at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the First Mortgage Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds, or

(2)
at least 10% of the principal amount of all First Mortgage Bonds at the time outstanding, including the First Mortgage Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds.

The Mortgage requires FPL to replace obsolete or worn out property and specifies certain deductions to FPL’s adjusted net earnings for property repairs, retirement, additions and maintenance. With certain exceptions, FPL does not need to meet the “net earnings” test to issue First Mortgage Bonds if the issuance is based on retired First Mortgage Bonds or Qualified Lien Bonds.

As of September 30, 2006, FPL could have issued under the Mortgage in excess of $6.1 billion of additional First Mortgage Bonds based on unfunded Property Additions and in excess of $5.7 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.

Release and Substitution of Property. FPL may release property from the lien of the Mortgage if it does any of the following in an aggregate amount equal to the fair value of the property to be released:

(1)	deposits with the Trustee, cash or, to a limited extent, purchase money mortgages,

(2)	uses unfunded Property Additions acquired by FPL in the last five years, or

(3)	waives its right to issue First Mortgage Bonds

in each case without satisfying any net earnings requirement.

If FPL deposits cash so that it may release property from the lien of the Mortgage or so that it may issue additional First Mortgage Bonds, it may withdraw that cash if it uses unfunded Property Additions or waives its right to issue First Mortgage Bonds without satisfying any net earnings requirement in an amount equal to the cash that FPL seeks to withdraw.

When property released from the lien of the Mortgage is not Funded Property, then, if FPL acquires new Property Additions within two years:

(1)	Property Additions used for the release of that property will not (subject to some exceptions) be considered Funded Property, and

(2)
any waiver by FPL of its right to issue First Mortgage Bonds, which is used for the release of that property, will cease to be an effective waiver and FPL will regain the right to issue those First Mortgage Bonds.

The Mortgage contains provisions relating to cash proceeds of property that is not Funded Property that are similar to the provisions relating to release of that property. The Mortgage contains special provisions relating to pledged Qualified Lien Bonds and the disposition of money received on those Qualified Lien Bonds.

FPL does not need a release from the Mortgage in order to use its nuclear fuel even if that nuclear fuel has been expressly subjected to the lien and operation of the Mortgage.

Dividend Restrictions. In some cases, the Mortgage restricts the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change depending on factors set out in the Mortgage. Other than this restriction on the payment of common stock dividends, the Mortgage does not restrict FPL’s use of retained earnings. As of September 30, 2006, no retained earnings were restricted by these provisions of the Mortgage.

Modification of the Mortgage. Generally the rights of all of the holders of First Mortgage Bonds may be modified with the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds. However, if less than all series of First Mortgage Bonds are affected by a modification, that modification also requires the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds of each series affected.

FPL has reserved the right to amend the Mortgage without the consent of the holders of any series of First Mortgage Bonds created after April 30, 1992 (including the Exchange Bonds) to permit modification of the Mortgage generally with the consent of the holders of only a majority of the First Mortgage Bonds affected by the modification. Since all of the First Mortgage Bonds issued on or prior to April 30, 1992 have matured or have been redeemed and are no longer outstanding under the Mortgage, FPL may exercise this right to amend the Mortgage at any time.

In most cases, the following modifications will not be effective against any holder of First Mortgage Bonds affected by the modification unless that holder consents:

(1)	modification of the terms of payment of principal and interest payable to that holder,

(2)	modification creating an equal or prior lien on the mortgaged property or depriving that holder of the benefit of the lien of the Mortgage, and

(3)	modification reducing the percentage vote required for modification (except as described above).

Default and Notice Thereof. The following are defaults under the Mortgage:

(1)	failure to pay the principal of any First Mortgage Bond,

(2)	failure to pay interest on any First Mortgage Bond for 60 days after that interest is due,

(3)	failure to pay principal of or interest on any Qualified Lien Bond beyond any applicable grace period for the payment of that principal or interest,

(4)	failure to pay any installments of funds for retirement of First Mortgage Bonds for 60 days after that installment is due,

(5)	certain events in bankruptcy, insolvency or reorganization, and

(6)	the expiration of 90 days following notice by the Trustee or the holders of 15% of the First Mortgage Bonds relating to other covenants of FPL.

Except in the case of failure to pay principal, interest or any installment for retirement of First Mortgage Bonds, the Trustee may withhold notice of default if it believes that withholding the notice is in the interests of the holders of First Mortgage Bonds.

Holders of 25% of the First Mortgage Bonds may declare the principal and the interest due on default. A majority of the holders of First Mortgage Bonds may annul that declaration if the default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the following things have occurred:

(1)	the holder has given the Trustee written notice of a default,

(2)
the holders of 25% of the First Mortgage Bonds have requested the Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the Trustee for the costs, expenses and liabilities that the Trustee may incur by acting, and

(3)	the Trustee has failed to act.

Notwithstanding the foregoing, a holder of First Mortgage Bonds has the right to sue FPL if FPL fails to pay, when due, interest or principal on those First Mortgage Bonds, unless that holder gives up that right.

The Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the First Mortgage Bonds may direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee, or exercising any of the Trustee’s powers.

Satisfaction and Discharge of Mortgage. The Mortgage may be satisfied and discharged if and when FPL provides for the payment of all of the First Mortgage Bonds and all other sums due under the Mortgage.

Evidence to be Furnished to the Trustee. FPL furnishes written statements of FPL’s officers, or persons selected or paid by FPL, annually (and when certain events occur) to the Trustee to show that FPL is in compliance with Mortgage provisions and that there are no defaults under the Mortgage. In some cases, these written statements must be provided by an independent accountant, appraiser, engineer or counsel.

Book-Entry Only Issuance. The Exchange Bonds will trade through DTC. The Exchange Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee.

Upon issuance of the global securities, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective principal amount of Exchange Bonds represented by such global securities to the account of institutions that have an account with DTC or its participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants.

DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of participants of DTC, members of other clearing corporations and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the Exchange Bonds within the DTC system must be made through participants, which will receive a credit for the Exchange Bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Exchange Bonds. Transfers of ownership in the Exchange Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Exchange Bonds, except if use of the book-entry system for the Exchange Bonds is discontinued.

To facilitate subsequent transfers, all Exchange Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Exchange Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Exchange Bonds. DTC’s records reflect only the identity of the participants to whose accounts such Exchange Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Exchange Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Exchange Bonds, such as redemptions, tenders, defaults and proposed amendments to the Exchange Bonds. Beneficial owners of the Exchange Bonds may wish to ascertain that the nominee holding the Exchange Bonds has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the Exchange Bonds. If less than all of the Exchange Bonds are being redeemed, DTC’s practice is to determine by lot the amount of Exchange Bonds of each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to Exchange Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to FPL as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Exchange Bonds are credited on the record date. FPL believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Exchange Bonds.

Payments of redemption proceeds, principal of, and interest on the Exchange Bonds will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from FPL or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, Deutsche Bank Trust Company Americas (the Trustee under the Mortgage) or FPL, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of FPL. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in this prospectus or a prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Exchange Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Exchange Bonds.

DTC may discontinue providing its services as securities depositary with respect to the Exchange Bonds at any time by giving reasonable notice to FPL. In the event no successor securities depositary is obtained, certificates for the Exchange Bonds will be printed and delivered. FPL may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, FPL may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Exchange Bonds. In that event, certificates for the Exchange Bonds will be printed and delivered. If certificates for the Exchange Bonds are printed and delivered,

•	the Exchange Bonds will be issued in fully registered form without coupons;

•
a holder of certificated Exchange Bonds would be able to exchange those Exchange Bonds, without charge, for an equal aggregate principal amount of Exchange Bonds of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated Exchange Bonds would be able to transfer those Exchange Bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that FPL believes to be reliable. FPL does not take responsibility for the accuracy of this information.

Concerning the Trustee. In the regular course of business, FPL may obtain short-term funds from several banks, including Deutsche Bank Trust Company Americas.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain of the material United States federal income tax consequences of exchanging Original Bonds for Exchange Bonds and of the ownership and disposition of the Exchange Bonds as of the date of this prospectus. Thelen Reid & Priest LLP, FPL’s counsel, is of the opinion that, insofar as it relates to matters of law or legal conclusions, the following summary is accurate in all material respects. This summary is limited to Exchange Bonds held as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding Exchange Bonds as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United Stated citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Original Bonds other than pursuant to their initial issuance and distribution, and who acquire Exchange Bonds other than in this exchange offer for cash at their original issue price. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

The discussion below is based upon the provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, and administrative rulings and judicial decisions under the Internal Revenue Code as of the date of this prospectus, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

Prospective holders of Exchange Bonds are advised to consult with their tax advisors as to the United States federal income tax consequences of the ownership and disposition of Exchange Bonds in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

As used in this discussion, a “United States Holder” means a beneficial owner of an Original Bond or an Exchange Bond that is (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds an Original Bond or an Exchange Bond, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any such partner should consult its tax advisor as to the tax consequences. As used in this discussion, the term “Non-United States Holder” means a beneficial owner of an Original Bond or an Exchange Bond that is not a United States Holder or a partnership for United States federal income tax purposes.

Exchange of Original Bonds for Exchange Bonds

An exchange of Original Bonds for Exchange Bonds in this exchange offer will not constitute a taxable exchange of the bonds for United States federal income tax purposes. Rather, the Exchange Bonds will be treated as a continuation of the Original Bonds. As a result, a holder will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of Original Bonds for Exchange Bonds, and the holder will have the same tax basis and holding period in the holder’s Exchange Bonds as the holder had in the Original Bonds immediately before the exchange.

United States Holders

Payments of Interest

Stated interest on an Exchange Bond will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder’s method of accounting for United States federal tax purposes.

Sale, Exchange and Retirement of the Exchange Bonds

Upon the sale, exchange or retirement of Exchange Bonds, including a deemed disposition for United States federal income tax purposes, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement (other than amounts attributable to accrued but unpaid interest which are treated as interest, as described above), and (ii) the holder’s adjusted tax basis in the Exchange Bonds. The holder’s adjusted tax basis in the Exchange Bonds will be, in general, its initial purchase price for the Original Bonds it is exchanging. The gain or loss upon the sale, exchange or retirement of the Exchange Bonds will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the Exchange Bonds are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Under current law, long term capital gain of a non-corporate

United States Holder is generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. A United States Holder who sells the Exchange Bonds at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Non-United States Holders

Non-United States Holders Not Engaged in a Trade of Business Within the United States

Payments of Interest

Except as described in the following paragraph and subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to federal income tax on interest received on the Exchange Bonds if the interest is not effectively connected with a trade or business that the non-United States Holder conducts within the United States. To obtain this tax-free treatment, the holder or a financial institution acting on behalf of the holder must file a statement with FPL or FPL’s paying agent confirming that the holder is the beneficial owner of the Exchange Bonds and is not a United States person. The holder should make the statement on IRS Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder’s name, address and status as a non-United States person. Alternatively, a financial institution holding the Exchange Bonds on behalf of the holder may file a statement confirming the holder’s status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if FPL has actual knowledge or reason to know that the beneficial owner of the Exchange Bonds is a United States Holder, FPL must disregard any certificate or statement to the contrary and withhold federal income tax.

The exemption described above is not available to a Non-United States Holder that (a) fails to provide the documentation required by the above paragraph, (b) owns 10% or more of FPL’s stock, either actually or by application of constructive ownership rules, or (c) is a controlled foreign corporation related to FPL through stock ownership. FPL will withhold federal income tax at the rate of 30% or lower treaty rate, if applicable, in the case of interest payments to holders described in this paragraph.

Sale, Exchange and Retirement of the Exchange Bonds

A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of an Exchange Bond, including a deemed disposition for United States federal income tax purposes, unless (1) the gain is effectively connected with the Non-United States Holder’s trade or business in the United States (discussed below); or (2) in the case of a Non-United States Holder who is an individual and holds the Exchange Bond as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the Exchange Bond will be treated in the same manner as payments of interest on the Exchange Bond made to the Non-United States Holder, as described above.

Non-United States Holders Engaged in a Trade of Business Within the United States

Payments of Interest

Interest paid on an Exchange Bond that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits, which may include effectively connected interest received on the Exchange Bonds, that are not currently distributed may also be subject to the United States federal branch profits tax at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. FPL will not withhold United States federal income tax on interest paid on an Exchange Bond to a Non-United States Holder if the holder furnishes FPL with IRS Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

Sale, Exchange or Retirement of the Exchange Bonds

Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of an Exchange Bond that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

Information Reporting and Backup Withholding

Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of Exchange Bonds are subject to information reporting unless the holder establishes an exemption.

Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of the Exchange Bonds may be subject to “backup withholding” tax at the applicable rate (currently 28%) if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number (“TIN”) to the payor responsible for backup withholding (for example, the Holder’s securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder’s failure to properly report interest and dividends on his or her tax return.

Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the Exchange Bonds unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the Exchange Bonds paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of Exchange Bonds to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder’s United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

PLAN OF DISTRIBUTION

As discussed under “The Exchange Offer,” based on an interpretation of the staff of the SEC, FPL believes that the Exchange Bonds issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by a holder of such Exchange Bonds, other than any such holder which is an “affiliate” of FPL within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders that are broker-dealers, without further compliance with the registration and prospectus delivery requirements of the

Securities Act so long as such Exchange Bonds are acquired in the ordinary course of the holder’s business and the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of that holder’s Exchange Bonds.

Each broker-dealer that receives Exchange Bonds for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Original Bonds where those Original Bonds were acquired as a result of market-making activities or other trading activities. FPL has agreed that, for a period of 90 days after the consummation of this exchange offer, FPL will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

FPL will not receive any proceeds from the issuance of Exchange Bonds. Exchange Bonds received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Bonds or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Bonds. Any broker-dealer that resells Exchange Bonds that were received by it for its own account as a result of market-making activities or other trading activities pursuant to this exchange offer and any broker-dealer that participates in a distribution of any such Exchange Bonds may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Bonds and any commissions or concessions received by any such persons may be deemed to be “underwriting compensation” under the Securities Act. Such broker-dealer must therefore deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Bonds received by such broker-dealer in the exchange offer. The accompanying letter of transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the consummation of this exchange offer, FPL will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. FPL has agreed with the initial purchasers of the Original Bonds to pay expenses incident to this exchange offer, including the expenses of one counsel for the holders of the Original Bonds, other than commissions or commissions of any brokers or dealers and will indemnify the holders of the Original Bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

By acceptance of this exchange offer, each broker-dealer that receives Exchange Bonds for its own account pursuant to this exchange offer agrees that, upon receipt of notice from FPL of the happening of any event which makes any statement in this prospectus untrue in any material respect or requires the making of any changes in this prospectus in order to make the statements therein not misleading, which notice FPL agrees to deliver promptly to such broker-dealer, such broker-dealer will suspend use of this prospectus until FPL has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any Exchange Bonds received in exchange for an unsold allotment of Original Bonds purchased directly from FPL.

There is currently no established trading market for the Exchange Bonds, and there is no assurance that a market will develop since FPL does not intend to apply for listing of the Exchange Bonds on any securities exchange or to arrange for the Exchange Bonds to be quoted on any automated quotation system. FPL cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, Exchange Bonds.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Florida Power & Light Company’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Squire, Sanders & Dempsey L.L.P., Miami, Florida, and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL, will pass upon the legality of the Exchange Bonds for FPL. Thelen Reid & Priest LLP may rely as to all matters of Florida law upon the opinion of Squire, Sanders & Dempsey L.L.P. Squire, Sanders & Dempsey L.L.P. may rely as to all matters of New York law upon the opinion of Thelen Reid & Priest LLP.

___________________________________

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. FPL has not authorized anyone else to provide you with additional or different information. FPL is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Florida Power & Light Company

OFFER TO EXCHANGE

$300,000,000
Registered First Mortgage Bonds,
6.20% Series due June 1, 2036
for any or all
Unregistered First Mortgage Bonds,
6.20% Series due June 1, 2036

___________

PROSPECTUS

                   ,

___________

Prospectus Delivery Obligation: Until                           , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 607.0850 of the Florida Statutes generally permits the registrant to indemnify its directors, officers, employees or other agents who are subject to any third party actions because of their service to the registrant if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the registrant. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the registrant may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits the registrant to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of Florida Statutes Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the registrant in a proceeding by or in the right of the registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable, (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The registrant’s bylaws provide generally that the registrant shall, to the fullest extent permitted by law, indemnify all directors and officers of the registrant, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of the registrant, as well as any employees or agents of the registrant or other persons serving at the request of the registrant in any capacity with any entity or enterprise other than the registrant to whom the registrant has agreed to grant indemnification (each, an “Indemnified Person”) to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an Indemnified Person. Such indemnification covers all expenses incurred by any Indemnified Person (including attorneys’ fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.

In addition, FPL Group, Inc. on behalf of the registrant carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

(a)           Exhibits

*3(i)a	-	Restated Articles of Incorporation of Florida Power & Light Company dated March 23, 1992 (filed as Exhibit 3(i)a to Form 10-K for the year ended December 31, 1993, File No. 1-3545).
*3(i)b	-	Amendment to Florida Power & Light Company’s Restated Articles of Incorporation dated March 23, 1992 (filed as Exhibit 3(i)b to Form 10-K for the year ended December 31, 1993, File No. 1-3545).
*3(i)c	-	Amendment to Florida Power & Light Company’s Restated Articles of Incorporation dated May 11, 1992 (filed as Exhibit 3(i)c to Form 10-K for the year ended December 31, 1993, File No. 1-3545).
*3(i)d	-	Amendment to Florida Power & Light Company’s Restated Articles of Incorporation dated March 12, 1993 (filed as Exhibit 3(i)d to Form 10-K for the year ended December 31, 1993, File No. 1-3545).
*3(i)e	-	Amendment to Florida Power & Light Company’s Restated Articles of Incorporation dated June 16, 1993 (filed as Exhibit 3(i)e to Form 10-K for the year ended December 31, 1993, File No. 1-3545).
*3(i)f	-	Amendment to Florida Power & Light Company’s Restated Articles of Incorporation dated August 31, 1993 (filed as Exhibit 3(i)f to Form 10-K for the year ended December 31, 1993, File No. 1-3545).
*3(i)g	-	Amendment to Florida Power & Light Company’s Restated Articles of Incorporation dated November 30, 1993 (filed as Exhibit 3(i)g to Form 10-K for the year ended December 31, 1993, File No. 1-3545).
*3(i)h	-	Amendment to Florida Power & Light Company’s Restated Articles of Incorporation dated January 20, 2004 (filed as Exhibit 3(i)j to Form 10-K for the year ended December 31, 2003, File No. 1-3545).
*3(i)j	-	Amendment to Florida Power & Light Company’s Restated Articles of Incorporation dated January 20, 2004 (filed as Exhibit 3(i)k to Form 10-K for the year ended December 31, 2003, File No. 1-3545).
*3(i)k	-	Amendment to Florida Power & Light Company’s Restated Articles of Incorporation dated February 11, 2005 (filed as Exhibit 3(i)m to Form 10-K for the year ended December 31, 2004, File No. 2-27612).
*3(ii)	-	Bylaws of Florida Power & Light Company dated May 11, 1992 (filed as Exhibit 3 to Form 8-K dated May 1, 1992, File No. 1-3545).
*4(a)	-
Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and ten Supplements thereto, between Florida Power & Light Company and Deutsche Bank Trust Company Americas, Trustee (the “Mortgage”) (filed as Exhibit B-3, File No. 2-4845; Exhibit 7(a), File No. 2-7126; Exhibit 7(a), File No. 2-7523; Exhibit 7(a), File No. 2-7990; Exhibit 7(a), File No. 2-9217; Exhibit 4(a)-5, File No. 2-10093; Exhibit 4(c), File No. 2-11491; Exhibit 4(b)-1, File No. 2-12900; Exhibit 4(b)-1, File No. 2-13255; Exhibit 4(b)-1, File No. 2-13705; Exhibit 4(b)-1, File No. 2-13925; Exhibit 4(b)-1, File No. 2-15088; Exhibit 4(b)-1, File No. 2-15677; Exhibit 4(b)-1, File No. 2-20501; Exhibit 4(b)-1, File No. 2-22104; Exhibit 2(c), File No. 2-23142; Exhibit 2(c), File No. 2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File No. 2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c), File No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c), File No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c), File No. 2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c), File No. 2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c), File No. 2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c), File No. 2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c), File No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No. 2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b),

File No. 2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit 4(c), File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(o), File No. 333-102169; Exhibit 4(k) to Post-Effective Amendment No. 1 to Form S-3, File No. 333-102172; Exhibit 4(l) to Post-Effective Amendment No. 2 to Form S-3, File No. 333-102172; Exhibit 4(m) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102172); Exhibit 4(a) to Form 10-Q for the quarter ended September 30, 2004, File No. 2-27612); Exhibit 4(f) to Amendment No. 1 to Form S-3, File No. 333-125275); Exhibit 4(y) to Post-Effective Amendment No. 2 to Form S-3, File Nos. 333-116300, 333-116300-01 and 333-116300-02; Exhibit 4(z) to Post-Effective Amendment No. 3 to Form S-3, File Nos. 333-116300, 333-116300-01 and 333-116300-02); and Exhibit 4(b) to Form 10-Q for the quarter ended March 31, 2006, File No. 2-27612.

*4(b)	-
Registration Rights Agreement dated April 24, 2006 relating to FPL’s First Mortgage Bonds, 6.20% Series due June 1, 2036 (filed as Exhibit 4(c) to Form 10-Q for the quarter ended March 31, 2006, File No. 2-27612).

5(a)	-	Opinion and Consent, dated November 17, 2006, of Squire, Sanders & Dempsey L.L.P., counsel to FPL.
5(b)	-	Opinion and Consent, dated November 17, 2006, of Thelen Reid & Priest LLP, counsel to FPL.
8	-	Opinion, dated November 17, 2006, of Thelen Reid & Priest LLP, counsel to FPL, with respect to material United States federal tax matters (included in opinion attached hereto as Exhibit 5(b)).
*10(a)	-	FPL Group Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (filed as Exhibit 10(a) to Form 10-K for the year ended December 31, 1999, File No. 1-8841).
*10(b)	-
Amendments # 1 and 2 effective January 1, 1998 to FPL Group Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (filed as Exhibit 10(b) to Form 10-K for the year ended December 31, 1999, File No. 1-8841).

*10(c)	-
Amendment #3 effective January 1, 1999 to FPL Group Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (filed as Exhibit 10(c) to Form 10-K for the year ended December 31, 1999, File No. 1-8841).

*10(d)	-
Amendment #4 adopted October 13, 2005 to FPL Group Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (filed as Exhibit 10(a) to Form 10-Q for the quarter ended September 30, 2005, File No. 1-8841).

*10(e)	-
Supplement to the FPL Group Supplemental Executive Retirement Plan as it applies to Lewis Hay, III effective March 22, 2002 (filed as Exhibit 10(g) to Form 10-K for the year ended December 31, 2001, File No. 1-8841).

*10(f)	-	FPL Group, Inc. Amended and Restated Long Term Incentive Plan, as amended and restated October 13, 2006 (filed as Exhibit 10(a) to Form 10-Q for the quarter ended September 30, 2006, File No. 1-8841).

*10(g)	-	Form of FPL Group, Inc. Amended and Restated Long-Term Incentive Plan Performance Share Award Agreement (filed as Exhibit 10(a) to Form 8-K dated December 29, 2004, File No. 1-8841).
*10(h)	-	Form of FPL Group, Inc. Amended and Restated Long-Term Incentive Plan Restricted Stock Award Agreement (filed as Exhibit 10(b) to Form 8-K dated December 29, 2004, File No. 1-8841).
*10(i)	-	Form of FPL Group, Inc. Amended and Restated Long-Term Incentive Plan Restricted Stock Award Agreement (filed as Exhibit 10 to Form 8-K dated January 28, 2005, File No. 1-8841).
*10(j)	-
Form of FPL Group, Inc. Amended and Restated Long Term Incentive Plan Stock Option Award - Non-Qualified Stock Option Agreement (filed as Exhibit 10(c) to Form 8-K dated December 29, 2004, File No. 1-8841).

*10(k)	-
Form of FPL Group, Inc. Amended and Restated Long Term Incentive Plan Stock Option Award - Non-Qualified Stock Option Agreement (filed as Exhibit 10(d) to Form 8-K dated December 29, 2004, File No. 1-8841).

*10(l)	-	Form of FPL Group, Inc. Amended and Restated Long-Term Incentive Plan Shareholder Value Award Agreement (filed as Exhibit 10(l) to Form 10-K for the year ended December 31, 2004, File No. 1-8841).
*10(m)	-	Form of 2004 Annual Incentive Plan (filed as Exhibit 10(h) to Form 10-K for the year ended December 31, 2003, File No. 1-8841).
*10(n)	-	Form of FPL Group, Inc. Annual Incentive Plan (filed as Exhibit 10(n) to Form 10-K for the year ended December 31, 2004, File No. 1-8841).
*10(o)	-	FPL Group Deferred Compensation Plan, amended and restated effective January 1, 2001 (filed as Exhibit 10(a) to Form 10-Q for the quarter ended June 30, 2001, File No. 1-8841).
*10(p)	-	FPL Group Deferred Compensation Plan, amended and restated effective January 1, 2003 (filed as Exhibit 10(k) to Form 10-K for the year ended December 31, 2002, File No. 1-8841).
*10(q)	-	FPL Group Executive Long Term Disability Plan effective January 1, 1995 (filed as Exhibit 10(g) to Form 10-K for the year ended December 31, 1995, File No. 1-8841).
*10(r)	-
Form of Split Dollar Agreement between FPL Group and each of its executive officers who elect to participate, including provisions relating to Certain Officers (as of November 17, 2006 all executive officers participate except Moray P. Dewhurst, and “Certain Officers” include Armando J. Olivera and Antonio Rodriguez (filed as Exhibit 10(s) to Form 10-K for the year ended December 31, 2004, File No. 1-8841).

*10(s)	-
Form of Executive Retention Employment Agreement between FPL Group and each of Lewis Hay, III, Armando J. Olivera and Antonio Rodriguez (filed as Exhibit 10(a) to Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

*10(t)	-
Form of Executive Retention Employment Agreement between FPL Group and each of Moray P. Dewhurst, John A. Stall and James L. Robo (filed as Exhibit 10(b) to Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

*10(u)	-
Amendment to Executive Retention Employment Agreement between FPL Group and Armando J. Olivera, dated as of October 17, 2003 (filed as Exhibit 10(a) to Form 10-Q for the quarter ended September 30, 2003, File No. 1-8841).

*10(v)	-
Form of Executive Retention Employment Agreement between FPL Group and each of Robert H. Escoto, Robert L. McGrath and Edward F. Tancer (filed as Exhibit 10(x) to Form 10-K for the year ended December 31, 2004, File No. 1-8841).

*10(w)	-
Amendment dated as of December 18, 2005 to the Executive Retention Employment Agreement dated as of June 17, 2002 by and between FPL Group, Inc. and Lewis Hay, III (filed as Exhibit 10(y) to Form 10-K for the year ended December 31, 2005, File No. 1-8841).

*10(x)	-
Amendment dated as of December 18, 2005 to the Executive Retention Employment Agreement dated as of June 10, 2002 by and between FPL Group, Inc. and Moray P. Dewhurst (filed as Exhibit 10(z) to Form 10-K for the year ended December 31, 2005, File No. 1-8841).

*10(y)	-
Form of Amendment dated as of December 18, 2005 to the Executive Retention Employment Agreement between FPL Group, Inc. and each of Robert H. Escoto, Robert L. McGrath, Armando J. Olivera, James L. Robo, Antonio Rodriguez, John A. Stall, and Edward F. Tancer (filed as Exhibit 10(aa) to Form 10-K for the year ended December 31, 2005, File No. 1-8841).

*10(z)	-	Employment Agreement between FPL Group, Inc. and Lewis Hay, III dated February 25, 2005 (filed as Exhibit 10(y) to Form 10-K for the year ended December 31, 2004, File No. 1-8841).
*10(aa)	-
Amendment dated as of December 15, 2005 to the Employment Agreement dated as of February 25, 2005 between FPL Group, Inc. and Lewis Hay, III (filed as Exhibit 10(cc) to Form 10-K for the year ended December 31, 2005, File No. 1-8841).

*10(ab)	-	Form of FPL Group, Inc. Amended and Restated Long-Term Incentive Plan Deferred Stock Award Agreement (filed as Exhibit 10(dd) to Form 10-K for the year ended December 31, 2005, File No. 1-8841).
*10(ac)	-	FPL Group, Inc. Employee Retention Bonus Plan (filed as Exhibit 10(ee) to Form 10-K for the year ended December 31, 2005, File No. 1-8841).
*10(ad)	-	Form of FPL Group, Inc. Employee Retention Bonus Plan Agreement (filed as Exhibit 10(ff) to Form 10-K for the year ended December 31, 2005, File No. 1-8841).
*12(a)	-
Computation of Ratios (filed as Exhibit 12(b) to Form 10-K of FPL for the year ended December 31, 2005, File No. 2-27612 and Exhibit 12(b) to Form 10-Q of FPL for the quarter ended September 30, 2006, File No. 2-27612).

23(a)	-	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.
23(b)	-	Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion, attached hereto as Exhibit 5(a)).
23(c)	-	Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b)).
24	-	Powers of Attorney (included on the signature page of this registration statement).
25	-	Statement of Eligibility on Form T-1 of Deutsche Bank Trust Company Americas with respect to the Mortgage.
99(a)	-	Form of Letter of Transmittal.
99(b)	-	Form of Notice of Guaranteed Delivery.
99(c)	-	Form of Letter to Registered Holders and/or DTC Participants.

(b) Financial Statement Schedules.

None.

*Incorporated herein by reference as indicated.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

         (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 of this registration statement, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant against which the claim is asserted will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 17th day of November, 2006.

FLORIDA POWER & LIGHT COMPANY

By:	/s/ Armando J. Olivera
Armando J. Olivera President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lewis Hay, III Lewis Hay, III	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2006
/s/ Moray P. Dewhurst Moray P. Dewhurst	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 17, 2006
/s/ K. Michael Davis K. Michael Davis	Vice President, Accounting, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 17, 2006
/s/ Armando J. Olivera Armando J. Olivera	Director	November 17, 2006
/s/ Antonio Rodriguez Antonio Rodriguez	Director	November 17, 2006
/s/ John A. Stall John A. Stall	Director	November 17, 2006
/s/ Edward F. Tancer Edward F. Tancer	Director	November 17, 2006

Exhibit Index

5(a)	Opinion and Consent, dated November 17, 2006, of Squire, Sanders & Dempsey L.L.P., counsel to FPL.
5(b)	Opinion and Consent, dated November 17, 2006, of Thelen Reid & Priest LLP, counsel to FPL.
8	Opinion, dated November 17, 2006, of Thelen Reid & Priest LLP, counsel to FPL, with respect to material United States federal income tax matters (included in opinion attached hereto as Exhibit 5(b)).
23(a)	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.
23(b)	Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion, attached hereto as Exhibit 5(a)).
23(c)	Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b)).
24	Powers of Attorney (included on the signature page of this registration statement).
25	Statement of Eligibility on Form T-1 of Deutsche Bank Trust Company Americas with respect to the Mortgage.
99(a)	Form of Letter of Transmittal.
99(b)	Form of Notice of Guaranteed Delivery.
99(c)	Form of Letter to Registered Holders and/or DTC Participants.